Exhibit 4.1

iD3

LAWYERS

Deed of renewal of the commercial lease dated May 22, 2015 which became effective July 1, 2015

Between:

Maison Antoine Baud

&

EDAP TMS France

Premises located

at: 4, Rue du

Dauphiné

Bâtiment B

69120- VAULX-EN-VELIN

Lots n°B1 to B7

Contents

1.	DESIGNATION			5

2.	TERM - 9-YEAR LEASE			5

3.	DESTINATION OF THE LEASED PREMISES			5

4.	CHARGES AND CONDITIONS			6

	4.1.	STATE OF THE ART		6
	4.2.	MAINTENANCE AND REPAIRS		6
	4.3.	WORK REQUIRED BY THE AUTHORITIES		8
	4.4.	LESSEE’S WORK		8
	4.5.	LESSOR’S WORK		9
	4.6.	CONSTRUCTIONS		10
	4.7.	SIGNS		10
	4.8.	ADMINISTRATIVE AUTHORIZATIONS - LEGISLATION RELATING TO FACILITIES CLASSIFIED FOR ENVIRONMENTAL PROTECTION (ICPE) - LEGISLATION RELATING TO WASTE		11
		4.8.1.	ICPE legislation	11
		4.8.2.	Waste legislation	11
	4.9.	RETURN OF PREMISES AT END OF USE		12
	4.10.	TRANSFER		12
	4.11.	SUBLETTING - LEASING		13
	4.12.	OCCUPATION-USE		13
	4.13.	CONTRIBUTIONS AND MISCELLANEOUS EXPENSES		14
	4.14.	ASSURANCES		14
	4.15.	DESTRUCTION OF PREMISES		15
	4.16.	SITE VISIT		15
	4.17.	NON-COMPLIANCE WITH OBLIGATIONS		16

5.	RENT			16

6.	RENT INDEXATION			16

7.	SECURITY DEPOSIT - FIRST DEMAND GUARANTEE			17

8.	MISCELLANEOUS CHARGES, TAXES AND SERVICES			18

	8.1.	CATEGORIES OF CHARGES, TAXES AND MISCELLANEOUS SERVICES		18
		8.1.1.	Common services, pro rata of leased areas	18
		8.1.2.	Individual supplies, per consumption	19
		8.1.3.	Taxes and other expenses	19
	8.2.	LESSEE INFORMATION		19
	8.3.	PROVISION FOR MISCELLANEOUS EXPENSES, TAXES AND SERVICES		20

9.	ADDITIONAL SERVICES			21

10.	RESOLUTORY CLAUSE			21

11.	DECLARATIONS			21

12.	RECORDING			24

13.	COSTS			24

14.	ADDRESS FOR SERVICE			25

15.	ELECTRONIC SIGNATURE			25

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Between the undersigned :

●	MAISON ANTOINE BAUD,

Société anonyme with capital of 3,096,336 euros, headquartered at COURNON D’AUVERGNE (63800), 27 Route du Cendre - Zone Industrielle les Acilloux, registered in the CLERMONT FERRAND Trade and Companies Register under number 855 201 521,

Represented by Monsieur Patrick DUPRE, in his capacity as Director, himself represented by Monsieur Nicolas BROSSIER, in his capacity as Deputy Managing Director of the company, under power of attorney dated October 15, 2024, a copy of which is attached (APPENDIX 1),

Hereinafter referred to as “The Lessor”,

Counsel: ID3 AVOCAT, represented by Bruno BIBOLLET, attorney-at-law, member of the Clermont-Ferrand Bar.

On the one hand,

And

●	EDAP TMS FRANCE,

Société par actions simplifiée (simplified joint-stock company) with capital of 6,818,751 euros, headquartered at VAULX-ENVELIN (69120), 4 Rue du Dauphiné - Parc d’activité la Poudrette Lamartine, registered with the LYON Trade and Companies Register under number 394 804 447,

Represented by Monsieur Frédéric- PECH, in his capacity as President of theCompany,

Hereinafter referred to as “The Lessee”,

Acknowledging having been informed by the ID3 AVOCATS law firm as soon as the first draft was drawn up, in accordance the ethics the legal profession:

◾	that ID3 AVOCATS is acting as counsel to the LESSOR in the drafting of this agreement,

◾	that the LESSEE has the possibility of being advised and assisted by another lawyer,

And declaring that it has taken note of this information and does not wish to benefit from  advice and assistance of a third party, whether a lawyer or not.

On the other hand,

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Whereas:

1°) Pursuant to a private deed dated May 22, 2015 in VAULX-EN-VELIN, registered with the SIE CLERMONT-FERRAND NORD-OUEST - PES on May 27, 2015 under the references Bordereau n°2015/1140, Case n°26, the LESSOR has granted the LESSOR a new commercial lease for premises forming part of a building complex located in VAULX-EN-VELIN (69120), 4 rue du Dauphiné, building B, and comprising:

●	office and business premises (Qots Bl, B6-B7, B4-B5, B3) with a total surface area of around 3,325 m2;
●	premises for archive storage (lot B2) a surface area approximately 825 m(2)-.

This lease, hereinafter referred to as the “Initial Lease”, has been granted for a period of ten full and consecutive years, including nine firm years, from July 1, 2015 to end on June 30, 2025.

2°) The LESSEE having indicated his wish to renew his lease on its expiry date of June 30, 2025, the Parties have therefore approached each other in order to enter into the present deed of renewal, effective July 1, 2025, subject to the following terms and conditions:

It has been agreed as follows:

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Commercial lease renewal

The LESSOR and the LESSEE hereby decide to renew the Initial Lease entered into between them, subject to the provisions of Articles L.145-1 et seq. of the French Commercial Code and those not repealed of Decree no. 53-960 of September 30, 1953, covering the premises designated below, under the following terms and conditions.

1.    Designation

The following premises are part of a property complex located at VAULX-EN-VELIN (69120), 4 rue du Dauphiné, building B, and comprising :

●	offices and activities (lots Bl, B2, B3, B4-B5, B6-B7) for a total surface area of around 4,150 m2 ;

Furthermore, the aforementioned premises exist, with all their facilities and outbuildings, without exception or reservation, and shown on the plan attached hereto (APPENDIX 2) after mention and endorsement by the applicants.

The LESSEE declares that he is familiar with the premises, having occupied them since 2002.

2.    Term - 9-year lease

This lease is granted and accepted for a period of nine (9) full and consecutive years from July 1, 2025.

The LESSEE will have the option of giving notice at the end of each three-year period.

For its part, the LESSOR will have the same option, if it intends to invoke the provisions of articles L. 145-18, L. 145-21 and L.145-24 of the French Commercial Code, in order to build or rebuild the existing building, to raise it or to carry out work prescribed or authorized as part of a property restoration operation.

The party wishing to terminate the lease in one or other of the cases referred to above must give notice in the form and within the timeframe stipulated by the applicable regulations.

3.    Use of the leased premises

The premises hereby leased shall be used exclusively the needs of the LESSEE’s business, namely “ research into electronic and computerized devices for materials processing ; design, manufacture and marketing of high-tech medical devices”. ».

The addition of related or complementary activities, or the carrying on of one or more different activities on the leased premises, will only be possible under the conditions set out in articles L. 145-47 and L. 145-55 of the French Commercial Code.

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It is expressly agreed between the Parties that the leased premises are not intended to accommodate any activity whose characteristics or mode of operation would be such as to render applicable regulations relating to installations classified for environmental protection (ICPE).

The LESSEE therefore undertakes to carry out his activity in compliance current and future applicable regulations. In particular, with regard to storage, the LESSEE will ensure that it does not store products which, by their nature, fall within the ICPE nomenclature, or exceed the thresholds set by this nomenclature and which lead to the application of one of the regimes established by the regulations in this area.

An exception to the above two paragraphs may be made, subject to agreement between the Parties by way of an amendment to the present contract.

4.    Charges and conditions

The present lease has been granted and accepted under the ordinary and de jure charges and conditions and in addition under the following which the LESSEE undertakes to perform without being able to demand any indemnity or reduction in rent:

4.1.    Situation

The LESSEE will take possession of the leased premises in their condition on date of entry possession, without being able to require the LESSOR to carry out any work to restore or repair the premises, or to make any claim whatsoever to the LESSOR on this subject, and without being able to exercise any recourse against the LESSOR for any reason whatsoever concerning the condition of the premises, it being recalled that the LESSEE has occupied the premises since 2002.

On the effective date of the renewal, an inventory of fixtures will be drawn up jointly and amicably by the parties or by a common agent at costs shared equally between the parties, of which each party will keep a copy; failing this, it will be drawn up by a bailiff, on the initiative of the most diligent party, at costs shared  between the LESSOR and the LESSEE in accordance with article L. 145-40-1 paragraph 2 of the French Commercial Code.

4.2.    Maintenance and repairs

The LESSEE will keep the leased premises in a constant state of good repair and maintenance. The LESSEE shall bear all repairs referred to in articles 1754 and 605 of the French Civil Code. In this respect, the LESSOR shall carry out all necessary repairs at his own expense, whatever their nature, and shall in particular be responsible for the maintenance of the heating and, where applicable, the air conditioning of the company premises and offices, as well as the maintenance of all doors, closing curtains, door frames, paintwork, glazing, blinds, etc. He shall also be responsible for the replacement, at his own expense, of any damaged or worn parts of the premises. He will replace the same items at his own expense, including for reasons of obsolescence.

The LESSEE shall likewise ensure that the premises are kept frost-free during periods of cold weather. The LESSOR may not be held liable in the event of damage to equipment or property caused by frost in the enclosed and covered premises.

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As for the LESSOR, he will be exclusively responsible for major repairs as defined in article 606 of the French Civil Code, i.e. limitatively :

- the large walls and vaults, the beams and entire roofs.

- The dikes, retaining walls and enclosure walls will also be completely restored.

As all other repairs are maintenance repairs under the terms of the same text, they will be the responsibility of the LESSEE, who undertakes to pay for them. In addition, in accordance with the last paragraph article R. 1--t-5-35 of the French Commercial Code, the LESSEE will be responsible for all expenses corresponding to major repairs covered by article 606 of the French Civil Code and relating embellishment work, the amount of which exceeds the cost of identical replacement.

The LESSEE shall suffer and allow to be carried out, without claiming any indemnity or reduction in rent, all repairs which the LESSOR may be required to carry out by virtue of the preceding paragraph, even if the duration of the work exceeds twenty-one days. He shall remove at his own expense and without delay, all fixtures, signs and other installations on the facade of the building, the removal of which will be necessary for the execution of such work.

However, the LESSOR undertakes to carry out this work as soon as possible, and in consultation with the LESSEE, so as to limit as much as possible any disturbance likely to be caused by this work on the LESSEE’s business operations.

Unless the LESSOR has taken out maintenance and inspection contracts for the entire building and all the LESSEES, the LESSEE is hereby informed that he must, at regular intervals, have the legal or prescribed compliance inspections carried out, insofar as the premises he occupies are affected by one of the following areas:

-	Smoke extraction,
-	Fire extinguishing equipment (hydrants, RIA, extinguishers),
-	Alarms and detection (fire, intrusion, etc.)
-	Sectional doors,
-	Automatic doors,
-	Cleaning of gutters and roof,
-	Electrical installation,
-	Safety lighting,
-	Elevator,
-	Cleaning of systems,
-	Etc …

The LESSOR must be informed of any compliant reports as soon as they are received.

It must also provide annual proof of renewal of the insurance policies covering the premises.

The LESSEE shall take care to contract, with its energy suppliers (Electricity, Gas, etc...) contracts of powers and technical definitions in conformity with the characteristics of the existing installations or those to be carried out by the LESSOR. Should the LESSEE fail to comply with this obligation, the LESSOR may not be held liable for failure to deliver.

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4.3.    Work required by the authorities

The LESSEE alone shall bear the cost of any transformations, improvements or alterations and, more generally, of any work required to bring the premises into compliance with current regulations, whatever their nature and duration, which would be imposed by any legislative or regulatory provision or existing or future standard in terms of environmental protection, hygiene, safety, health, accessibility and for all other causes, the LESSOR assuming the other work imposed by the administrative authority due to the general condition of the building and independently of the LESSEE’s activity.

The LESSEE is already authorized to carry out such work, subject to prior justification of its compulsory nature with regard to a regulatory injunction or prescription, such work to be carried out under the supervision of LESSOR’s architect, whose fees will be paid by the LESSEE.

This work will remain the property of the LESSOR at the end of its use, without compensation.

By express agreement between the parties, the will pay for any work required to bring the leased premises into compliance regulations, related to the LESSEE’s business activity, and which would be charged to the LESSOR as major repairs article 606 of the French Civil Code, under the conditions and within the limits set out article 4.2. hereof. The additional value added to the leased premises as a result of the LESSOR’s assumption of responsibility for compliance work related to the LESSEE’s activity will give rise to an increase in the rent, which constitutes an essential and determining condition of the LESSOR’s consent to the present agreement.

This will be equal, on an annual basis excluding taxes, to the overall value excluding taxes <said works, divided by their depreciation period in the LESSOR’s accounts. The corresponding amount will be incorporated into the rent, of which it will form an integral part from the first day of the month following that of completion of the work. For example, if the LESSOR carries out work totalling 7,000€ excluding VAT, which can be depreciated in the LESSOR’s accounts over a period of 7 years, this will give rise to an annual rent increase equal to 1,000 € excluding VAT. As this is incorporated into the rent, it will be subject to the payment and review conditions applicable under articles 5 and 6 of this lease.

4.4.    Work by Lessee

The LESSEE may not carry out any demolition, alteration, piercing of walls or partitions, change of distribution or heightening of the leased premises without the express written authorization of the LESSOR. This work, if authorized, will take place under the supervision of the LESSOR’s architect, whose fees will be paid by the LESSOR. They will not become the property of the LESSOR until the LESSEE’s departure.

Any alteration or improvement work carried out by the LESSEE without the LESSOR’s authorization shall not give rise to any compensation payable by the LESSOR to the LESSEE. However, the present provision may in no case be interpreted as a tacit authorization on the part of the LESSOR to carry out such work, the latter reserving the right to demand at any time that the premises be returned to their original state in the event of unauthorized work.

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Even if authorized, any alteration, development or improvement work carried out by the LESSEE shall not give rise to any compensation on the part of the LESSOR upon the departure of the LESSEE.

In any event, the LESSOR may not, at the end of the term, take back any elements or materials that he may have incorporated into the leased property as part of an improvement or embellishment, if these elements or materials cannot be detached without being broken or damaged, or without breaking or damaging the part of the property to they are attached. This provision shall not, however, preclude the LESSOR’s right to demand that the premises be returned to their original state in the event that the work or improvements have been carried out without the LESSOR’s authorization.

In the event that the work is subject to special formalities (e.g. authorization to carry out work), the LESSEE undertakes to provide the LESSOR with a copy of all documents filed with the competent authorities (town hall or other). The LESSEE also undertakes to keep the LESSOR informed of any responses received in the context of these procedures, by sending the LESSOR a copy of the corresponding letters and documents.

The LESSEE undertakes to carry out the fitting-out work in accordance with practice and in particular not to use materials likely to present a health risk for the building’s users (asbestos, lead paint, etc.) and to comply with all current and future legal and regulatory provisions. In this respect, the LESSEE undertakes in particular to justify to the LESSOR that the companies involved have complied with the rules applicable to the disposal of waste, as well as any other matter.

In this respect, he shall refrain from taking any action against the LESSOR and shall be responsible for any claims that may be made by third parties. It undertakes to indemnify the LESSOR against all claims, proceedings or convictions arising from the completion of the said improvements.

The LESSEE shall under no circumstances compromise the solidity of the building, nor interfere with the proper operation of the public utilities. The LESSEE shall not, under any circumstances, store any garbage or rubble from these installations in common areas the building on which the premises depend.

The LESSEE shall be personally responsible for any connections required for the operation of his installations (fluids, remote control, etc.).

4.5.    Work by Lessor

The LESSOR will assume all work for which it is responsible by virtue of any clause in the present lease, under the conditions stipulated herein.

By express agreement between the parties, the LESSOR is not responsible for any work other than that provided for under the terms of this lease.

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4.6.    Buildings

The LESSEE may not erect any new buildings on the leased premises without the express written authorization of the LESSOR.

The LESSOR reserves the right, both during the term of the lease and upon its expiration, to demand the demolition of any structures built by the LESSEE without its authorization; the non-exercise by the LESSOR of the faculty reserved by him to request the demolition of such constructions during the course of the lease shall not be construed as a tacit acceptance of the constructions erected by the LESSEE, the LESSOR retaining the possibility of requesting the demolition said constructions at the end of the lease or on the departure of the LESSEE and at the expense of the latter.

If authorization is granted, the work will be carried out under the supervision of the LESSOR’s architect, whose fees will be paid by the LESSEE.

Any new construction made by the LESSEE will not become the property of the LESSOR until the departure of the LESSEE.

Accession, when it occurs, will not give rise to the payment any indemnity to the LESSEE.

4.7.    Signs

The LESSEE may install illuminated signs, awnings, canopies or any other type of sign on the facade of the building, subject to compliance with all applicable laws and regulations, the co-ownership bylaws (if any) and the authorization of the municipality (if required), after obtaining the LESSOR’s prior written approval of the plans and installation work. The LESSEE will be responsible for all procedures and requests for authorization required by current legislation, and acknowledges that the LESSOR cannot be  liable in the event refusal of authorization for any reason whatsoever. Decisions obtained by the LESSEE in this regard will be notified to the LESSOR by registered letter within fifteen days of their receipt by the LESSEE.

He will be solely responsible for all costs and taxes relating to the installation and maintenance of these installations.

The LESSEE shall respect the size, shape and material layout of existing signs in the vicinity of the leased premises. If there is common customer information equipment in the commercial environment of the leased premises, the LESSEE will reimburse the LESSOR or any company responsible for the corresponding work, the cost of modifying said equipment related to its presence on the site.

In addition, the LESSEE will ensure that these installations are always firmly maintained and will be solely responsible for any accidents that their installation or existence may cause, so that the LESSOR cannot be held liable under any circumstances.

At the end of the period, the LESSEE is responsible for uninstalling the signs at his own expense and for restoring the leased premises to their original condition.

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4.8.   Administrative authorizations - Legislation on facilities classified for environmental protection (ICPE) - Waste legislation

Throughout the term of the lease and any renewals thereof, the LESSEE shall be personally responsible for obtaining all administrative authorizations required to carry out the activities provided for in the leased premises, and neither the LESSOR’s liability nor its obligation to deliver can be called into question in this respect.

4.8.1.    Legislation relating to ICPE

The LESSEE declares that he has taken all necessary steps with the competent authorities, and in particular with the DREAL, from which it appears that the installation he is to operate is not subject to one of the special regimes (authorization, registration or declaration) provided for by law. He declares that he will be responsible for any consequences (in particular the impossibility of operating) should this declaration prove to be inaccurate, and that  will not hold the Lessor liable in this respect, for failure to deliver or for any other reason.

He further acknowledges that, in accordance with article 3 hereof, and subject to the clarifications contained therein, the leased premises are not intended to host an activity whose characteristics or mode of operation would be such as to render applicable the regulations relating to classified installations for the protection of the environment (ICPE).

The LESSEE declares that he is responsible for this situation and also acknowledges that he has been alerted by the drafters of the present contract of importance of the checks to be carried out in this respect, if the installation were to prove, by virtue of current or future legislation, and/or depending on development of the LESSEE’s business, such as changes in the volume of goods held in stock, subject to one of the procedures provided for by law, the LESSEE will be responsible for any possible limitation in the exercise of his activity, or even the impossibility of continuing it on the leased premises, without the LESSOR being held liable in this respect, for failure to deliver or for any other reason.

The LESSEE will keep abreast of any changes in public and environmental legislation.

4.8.2.   Legislation relating to waste

In the event that a specific activity is carried out on the leased premises, which may entail risks of pollution, particularly in the soil, the LESSEE shall assume the responsibility, in strict compliance with current and future legislation applicable to this type of activity and installation, for disposal of waste and the recovery of materials in such a way as to avoid any harmful effects, and so that the LESSOR can never be held liable for damages caused to others.

Pursuant to Articles L.541-1 to L.541-4 of the French Environment Code, any person who produces or holds waste under conditions likely to produce harmful effects on the soil, flora and fauna, to degrade sites or landscapes, to pollute air or water, to generate noise and odors and, in general, to harm human health and the environment, is required to ensure its management and elimination, under conditions likely to avoid the said effects.

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In this respect, the LESSEE, considered as the holder of the waste, including if it is incorporated into the building, undertakes to comply current regulations and to take any steps during the lease that may be made necessary by new waste regulations.

The LESSEE shall inform the LESSOR without delay in the event of soil pollution or risk of soil pollution caused directly or indirectly by its activity or presence on the leased premises. This information will contain the precise data relating to this situation, as well as a statement of the measures implemented by the LESSEE to remedy the situation.

In addition, on the LESSEE’s departure, the LESSEE undertakes to dispose of its waste or have it disposed of, so that the LESSOR will never be concerned in this respect. To this end, the LESSEE will have an audit carried out of the soiled soil, and will bear all costs associated with any measures that the Administrative Authority may decide to take.

On the LESSEE’s departure, the handover of the rented premises will be recorded in a joint inventory of fixtures. On this occasion, LESSOR will also receive from the LESSEE:

o	by electronic means, the electronic waste tracking slips in application of the provisions of decree 0°2021-321 of March 25, 2021 and its application texts, and in particular the order of December 21, 2021 defining the content of the declarations to the electronic waste tracking slip management system set out article R. 541-45 of the environmental code.
o	invoices from companies that have collected and transported them.

4.9.   Surrender of premises at the end of the term

On expiry of the contractual relationship, i.e. at the end of the lease term, the LESSEE must return the premises in good condition, having carried out all the work for which he is responsible under the terms of the present lease.

In accordance with article L. 145-40-1 of the French Commercial Code, an inventory of fixtures will be drawn up jointly and amicably by the parties or by a third party appointed by them.

If the inventory of fixtures cannot drawn up under the conditions provided for in the preceding paragraph, it will be drawn up by a bailiff, on the initiative of the most diligent party, at a cost shared  between the lessor and the lessee.

4.10.   Transfer

The LESSEE may not transfer his right to this lease, including to the purchaser of his business or company, without the prior written consent of the LESSOR.

To this end, the LESSEE must inform the LESSOR by registered letter with acknowledgement of receipt of his intention to transfer his right to the present lease and call upon him to participate in the deed, at least thirty days before the deed is signed.

This request for approval must specify the name and address of purchaser,  purpose and terms of the transfer, and the place, day and time scheduled for the signing of transfer deed. It must be accompanied by the draft deed of sale. The LESSOR may ask the LESSEE for any additional information required for his decision.

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Silence on the part of the LESSOR for a period of twenty days following receipt of the request for approval shall constitute acceptance of the proposed assignee.

On the other hand, the absence of the LESSOR, duly convened on the day of signature of the deed, will  prevent the transfer if the proposed assignee has been previously approved.

The transfer must be made by private deed or notarial deed, a copy of which, or the original or a copy of which, as the case may be, will be served on the LESSOR, in accordance with the provisions article 1690 of the French Civil Code, as soon possible, at no cost to the LESSOR.

In any event, the transfer can only take place if the charges and conditions of the present lease have been fulfilled and, in particular, if no rent remains due.

The LESSEE will be jointly and severally liable with the assignee, and with successive assignees, for the payment of rent, charges and accessories, and of any other indemnities that may be payable by the assignee, as well as for the performance of the stipulations of the lease, for a period of 3 years from the date of assignment of the lease.

In the event of successive assignments, the LESSEE will remain guarantor for all assignees for the period mentioned in the preceding paragraph.

The foregoing stipulations apply to all transfers, in whatever form, notably in the event of a company merger or demerger, in the event of the universal transfer of a company’s assets under the conditions set out in article 1844-5 of the French Civil Code, or in the event of the contribution of part of a company’s assets under the conditions set out in articles L. 236-6-1, L. 236-22 and L. 236-24 of the French Commercial Code.

4.11.    Subletting - Leasing

The LESSEE may not sublet the leased property, in whole or in part, without the express written consent of the LESSOR.

Notwithstanding the preceding paragraph, the LESSEE is authorized to partially sublease the premises to any company belonging to the LESSEE’s group, subject to the express prior agreement of the LESSOR. The LESSEE shall remain liable for payment of all rents, without prejudice to the LESSOR’s right to demand payment of rent directly from the subLESSEE. It is expressly agreed between the LESSEE and the LESSOR that the leased premises are indivisible, and any partial sublease must specify that the leased premises form an indivisible whole. The LESSOR shall not be bound to renew any sublease contract(s), and the LESSEE shall be responsible for evicting any subLESSEE. The LESSEE shall be solely liable for the consequences of the subleases thus granted, in particular concerning the restoration of the premises, if necessary, both at the time of the installation of any subLESSEE and at the time of the subLESSEE’s departure.

The LESSEE may not lease out his business, except with the prior express agreement of the LESSOR. In all cases, the LESSEE shall remain liable for payment of all rent, without prejudice to the LESSOR’s right to demand payment of rent directly from the LESSEE-manager.

4.12.    Occupation - Enjoyment

The LESSEE shall use the leased property reasonably in accordance with its intended purpose.

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He/she shall not do or allow to be done anything that may disturb the enjoyment of the neighborhood, particularly with regard to noise, odors and smoke, and general shall not commit any abuse of enjoyment.

He may not do anything or allow anything to be done that could damage the leased premises and must, under penalty of personal liability, notify the LESSOR in writing without delay of any damage to his property or any deterioration or damage caused to the leased property that would require work to be carried out by the LESSOR.

He will furnish the leased premises and keep them constantly stocked with furniture and equipment of sufficient value and quantity to ensure the correct payment of rent and compliance with the terms and conditions of this lease.

4.13.    Contributions and expenses

The LESSEE shall pay all personal and movable contributions, business property tax, rental taxes and other taxes of any kind, concerning him personally or relating to his business, to which LESSEEs are or may be subject. The LESSEE shall comply all city charges and sanitary, road, hygiene, health or police regulations, as well as those which may be imposed by any town planning or development plans, in a way that the LESSOR can never be worried or sought in this respect.

The LESSEE shall, if he wishes, continue all contracts, compatible with his act1v1tè, concerning water, gas, electricity or other subscriptions which may have been taken out by the LESSOR or the previous LESSEE. The contracts taken out by the LESSEE with his energy suppliers (Electricity, Gas, etc...) must comply with the power characteristics and technical definitions of the existing installations or those to be carried out by the LESSOR.

The LESSEE shall not be entitled to any reduction in rent or compensation in the event of the temporary withdrawal or reduction of utilities, in particular water, gas, electricity or telephone.

4.14.    Insurance

The LESSOR shall insure the entire property complex at replacement value, in particular against the risks of fire, explosion, lightning, electrical damage, storm, hurricane, cyclone, water damage, falling aircraft, sabotage, natural disasters, riots, civil commotion, acts of terrorism, as well as its civil liability (in respect of its buildings and/or its employees), with one or more companies known to be solvent, and shall maintain this insurance throughout the term of the lease.

The LESSEE shall be required to take out one or more insurance policies with one or more insurance companies known to be solvent, covering in particular the risks  fire, explosion, lightning, electrical damage, storms, hurricanes, cyclones, water damage, falling aircraft, sabotage, natural disasters, riots, popular uprisings, acts of terrorism, to cover the furniture, equipment and merchandise that may occupy the rented premises, as well as recourse from neighbors and third parties, and the civil liability risks inherent in his professional activity (excluding rental risks).

The LESSEE will also take out business interruption insurance.

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It will also cover civil liability risks and all special risks (pollution in particular) inherent in its professional activity and its occupation of the premises.

He must be able to provide proof of this insurance and proof of payment of premiums upon request.

In the event that the LESSEE’s activity leads to an increase in the cost of insurance taken out by the owner to cover the building, the LESSEE will be required to reimburse the owner for the additional premiums.

The LESSEE may not, under any circumstances, hold the LESSOR liable for any theft that may be committed in the leased premises. The LESSEE may not claim any indemnity or damages from the LESSOR in this respect.

The LESSEE and its insurers hereby waive any recourse they may against the LESSOR and its insurers as a result of a claim, except in the event of a mishap. The LESSEE undertakes to obtain the same waiver from its insurers.

Reciprocally, the LESSOR and its insurers waive any recourse they may have against the LESSEE and its insurers as a result of a claim, with the exception of malicious damage.

The LESSEE’s and LESSOR’s insurance policies include a waiver of recourse against the same persons.

The LESSEE delegates to the LESSOR or its agent the collection of any indemnities which, in the event of a claim, may be due from insurersup to the amount of any sums due to the LESSOR for any reason whatsoever. All powers are hereby granted to the bearer of a copy of the present document to serve notice of the conveyance to whomever required.

In the event of partial destruction, except in the case of termination and the LESSOR having been paid any sums that may be due to him, the LESSEE undertakes to allocate the balance of the compensation that he may receive from his insurers, as a matter of priority, to the complete replacement and restoration of the furnishings, equipment and goods that constitute the LESSOR’s guarantee.

4.15.    Destruction of premises

If the premises are destroyed in whole or in part by an event beyond the LESSOR’s control, the present lease will be terminated without compensation at the request of either party, notwithstanding article 1722 of the French Civil Code, but without prejudice to the LESSOR’s rights against the LESSEE if the destruction can be attributed to the LESSEE.

4.16.    Site visit

The LESSEE shall allow the LESSOR, his architect, all contractors, workmen and all persons authorized by him, to enter the leased premises to inspect their condition, subject to prior notification of the LESSEE, in order in particular to allow the LESSEE to ensure compliance with any confidentiality obligations he may have  respect to these customers. Visits will take place from 08:00 to 12:30 and from 14:00 to 18:30, on working days, in the presence of the LESSEE or one of his representatives.

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The LESSEE shall allow the LESSOR or any prospective lessee to visit the premises at the end of the lease or in the event of termination, for a period of six months prior to the date scheduled for the LESSEE’s departure, subject to the LESSOR’s prior notification. Such visits may take place on working days from 08:00 to 12:30 and from 14:00 to 18:30. The same shall apply to potential purchasers in the event of the leased property being put up for sale. The LESSEE shall suffer the affixing of signs or posters in the locations convenient to the LESSOR, during these same periods.

4.17.    Failure to comply with obligations

In the event that the LESSEE fails to comply his obligations under the terms of the lease or its appendices, if applicable, the LESSOR or his agent will have the right, thirty days after a simple notification by registered letter with acknowledgement of receipt which has remained unsuccessful, to have the obligation disregarded performed or to have the consequences of his failure remedied by any person of his choice, at the LESSEE’s expense, risk and peril. The costs of this intervention are automatically added to the first following term.

The LESSOR also reserves the right, in this case, to invoke the benefit of the resolutory clause stipulated below.

5.    Rent

The present lease is granted and accepted in return for an annual rent, taxes, charges and land, set at the current rent, i.e. FOUR HUNDRED AND THREE THOUSAND TWO HUNDRED AND NINE EUROS AND FOURTEEN CENTS (403,209.14€), which will be revalued on the effective date of the lease renewal, i.e. July 1, 2025, in proportion the variation in the Commercial Rent Index (ILC) for the 4th quarter of 2024 compared with that for the 4th quarter of 2023.

All payments will be made at the LESSOR’s domicile or at any other place indicated by the LESSOR, by  debit, which is expressly accepted by the LESSEE who obliged to do so.

A copy of the SEPA direct debit mandate provided to the LESSEE by the LESSOR, duly completed, is appended hereto (APPENDIX 3).

The LESSEE undertakes to pay the said rent to the LESSOR, plus VAT at the current rate, quarterly and in advance, on the 1st day of each calendar quarter.

6.    Indexation of rent

The parties expressly agree that the rent will be revalued each year, on the anniversary date of coming into force of the present lease, according to the annual variation in the Commercial Rent Index (ILC) as established by the French National Institute for Statistics and Economic Studies.

For the calculation of this variation, it is expressly agreed that the base index to be taken into consideration will be that of the 4th quarter of 2024, which should be published around end of March 2025; the reference index will be that of the same quarter in subsequent years.

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Indexation will take effect without the parties being required to give any prior notice. In the event of a delay in the publication of the index, the LESSEE will be required to pay a provisional rent equal to that of the previous quarter; the adjustment will be made as soon as index is published.

Any new index that may replace the reference index of the present lease will apply mutatis mutandis to the present lease.

7.    Security deposit - First demand guarantee

To guarantee the performance of the LESSEE’s obligations, the LESSEE has paid the LESSOR, under the Initial Lease, the sum of ONE HUNDRED THOUSAND EIGHT HUNDRED TWO EUROS AND TWENTY-NINE CENTS (€100,802.29).

Taking into account the rent for the present renewed lease set according to the method defined in article 5 above, the LESSEE will pay the LESSOR, on the effective date of the present renewal, an additional sum so that the security deposit still corresponds to one term’s rent exclusive of tax.

This security deposit is remitted to the LESSOR as a pledge with dispossession under the terms of articles 2341 et seq. of the French Civil Code. In accordance with paragraph 2 of article 2341 of the Civil Code, the parties to this lease agree that the LESSOR will be exempt from keeping the sum pledged separate from things of the same nature belonging to him, on condition that he returns this sum under the terms of the lease.

This pledge is expressly assigned to guarantee the LESSOR’s performance of the charges and obligations incumbent upon him under the present lease, as well as the payment of any sums he may owe in any capacity whatsoever at the end of the lease.

The LESSEE may therefore not take advantage of it for the payment of a rent instalment or any other sum due to the LESSOR during the term of the lease. By express agreement between the parties, this security deposit will not bear interest.

Each time the rent is readjusted, the security deposit will be immediately readjusted, in same proportions, so as to correspond to one term of rent exclusive of tax in principal. Consequently, the LESSEE or the LESSOR will pay amount necessary to adjust the security deposit at the time of the first term of revised rent.

It is specified that if, for any reason whatsoever, the security deposit is used by the LESSOR, the LESSEE shall be obliged to replenish the amount agreed above.

The security deposit will remain in the hands of the LESSOR throughout the term of the lease and will be reimbursed to the LESSEE at the end of the LESSEE’s occupancy, after the premises have been vacated and the keys handed over, proof of payment of any taxes or duties, completion of any repairs for which the LESSEE is responsible, and deduction made, where applicable, of any sum due, or which may be claimed from the LESSOR for any reason whatsoever.

At the LESSEE’s request, accepted by the LESSOR, a first demand guarantee provided by a solvent bank, covering half a year’s rent and provisions on charges, all inclusive of tax, and provided for the entire term of the lease and any renewals, may be substituted for the security deposit, after approval by the LESSOR of the terms of the guarantee and the guarantor.

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8.    Charges, taxes and benefits miscellaneous

8.1.    Categories of expenses, taxes and miscellaneous benefits

In addition to the rent stipulated above, the LESSEE shall bear the costs and expenses defined below:

8.1.1.    Common services, in proportion to the rented surface area

All common services correspond expenses incurred on behalf of the LESSEE or, in the case of multiple LESSEEs within the complex where the leased premises are located, on behalf of all the LESSEES, whether these expenses are incurred by the LESSOR or any other management body.

Where applicable, they are apportioned between the various LESSEEs of the building complex in which the leased premises are located, in proportion to the leased surface areas as defined in the “Designation” paragraph above.

They include, but are not limited to, expenses incurred for :

o	Routine maintenance of common areas (cleaning, waste ); maintenance, operation, repairs and renovations of all kinds to common parts, installations, networks and equipment, including structures, floors, various networks, elevators, decorations, exterior circulation (circulation and parking areas), green spaces, interior and exterior lighting, signage, water drainage (rainwater, wastewater, valves), automatic doors and gates, facades, exterior joinery (windows, bay windows, blinds, shutters, metal curtains), fencing and roofing of the building in which the rented premises are located;
o	maintenance of water supply networks (fire, green spaces, sanitary) and meters;
o	maintenance of all pipes and sanitary installations in the lot covered by the lease, including the water heater, flushing mechanism, taps, cisterns and toilets;
o	fire safety, in particular expenses required to comply with regulations or insurance contract requirements such as maintenance and checks on the fire extinguishing system, including, where applicable, in private areas;
o	periodic checks on the regulatory compliance of premises, carried out by approved bodies;
o	heating, cooling or ventilation of common areas;
o	lighting and water for communal areas, and other expenses relating to them that cannot be allocated to one of the above categories (in particular, insurance relating to the building and owner’s civil risks, expenses required for the management of the property: fees for the syndic or manager, materials, supplies, mail, telephone, miscellaneous expenses);
o	maintenance all electrical installations in the lot covered by the lease;
o	maintenance and replacement air conditioning and ventilation systems; container handling;
o	any additional insurance premiums charged to the LESSOR by its insurer
o	to insure the leased premises, by reason of the business carried on by the LESSEE, or the waiver of recourse granted by the LESSOR;

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o	the cost of depreciation, acquisition, rental, renewal (including leasing) or repair of parts, installations, components or networks for common use, as well as work required to comply with current or future standards, particularly terms of health and safety, as set by the administrative authorities, notwithstanding the provisions article 1719-2 of the French Civil Code; with the sole exception of the major repairs listed article 606 of the French Civil Code, the cost of which will be borne by the LESSOR within the limit of identical replacement, with expenses relating to embellishment work in excess of this cost being borne by the LESSEE, who undertakes to do so.
o	guarding and/or surveillance of the property;
o	costs and expenses incurred by the LESSOR in complying with the obligations arising from the application of the tertiary sector decree (collection and processing of consumption data, analysis and implementation of actions to improve energy performance) insofar as these costs and expenses do not fall under article 606 of the French Civil Code.

These various items include all costs necessary for the performance of the services they cover, and in particular personnel costs, contracts for supplies, spare parts or materials, rentals, staff equipment, electricity, water and fuel, taxes, fees, insurance premiums and expenses, fees and charges relating to the inclusion of the building (even subsequent to the present agreement) in groups such as trade associations, neighborhood associations, unions, as well as any expenses relating to signs located in the vicinity of this complex, even on buildings or sites not directly dependent on it.

Lastly, property and related taxes levied on the common-use portions will be borne by the LESSEE, whose contribution will in practice be established on the basis of his share of common services as defined herein, and invoiced at the same time as the property and related taxes levied on the non-common-use portions.

8.1.2.    Individual supplies, according to consumption

o	Unless the subscriptions are directly established in the LESSEE’s name: costs of lighting, electricity, water, gas, heating and/or air conditioning, ventilation, cleaning, and more generally all consumption by the LESSEE of any kind whatsoever.

8.1.3.    Taxes and other expenses

o	Household waste collection tax, direct tax management fees, sweeping tax, any new contribution, municipal tax or other tax of any kind that may be charged to LESSEEs;
o	Property tax on the leased premises, including the LESSEE’s share of the common areas;
o	and fees related to the use of the premises or building or to a service from which the LESSEE directly or indirectly benefits;
o	Insurance premiums charged to the LESSOR by his Insurer, due to the activity carried out by the LESSEE, any waiver of recourse granted by the LESSOR, to insure the leased premise
o	Technical management services provided by the LESSOR, valued at a flat rate of 3% H.T. of the amount of the rent excluding taxes and charges, it being specified that these services exclude rental management of the premises or building covered by the lease. If a technical manager is appointed by the LESSOR to supervise the site, the LESSEE will pay the LESSOR’s share of the related fees, in lieu of the above-mentioned technical management services.

8.2.    Information from the LESSOR

In accordance article L. 145-40-2 of the French Commercial Code, the LESSOR expressly declares

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to the LESSEE, who acknowledges it:

o	that it not intend to carry out any work in following three years, other than that referred to in the present lease;
o	he has not carried out work in previous three years other than that covered by the terms of this lease.

The LESSOR will send the LESSEE an annual summary statement of the inventory of the categories of charges, taxes and fees relating to the present lease, under the conditions laid down by the regulations in force. In the absence of any specific mention, the annual statement of charges shall constitute the inventory between the Parties.

He will also inform the LESSEE:

o	new charges, taxes and fees ;
o	the work referred to in 1° and 2° of article L. 145-40-2 of the French Commercial Code, at the intervals specified in this text;
o	in the case of a multi-LESSEE property, any factor likely to affect the allocation of charges between LESSEEs.

8.3.    Provision for expenses, taxes and miscellaneous services

For the payment of common services charges (excluding fluids and energy where applicable) and taxes and other charges referred to in article 8.1.3, estimated at a total of 63,696.27 euros exclusive of VAT for the year, the LESSEE will pay a provision of 19,108.88 euros at the end of each term, taking into account the impact of VAT at the current rate of 20%, to be applied to the final account for the said charges, which must be drawn up at least once a year. The balance, whether positive or negative, will be settled at the end of the term following the closing of this account.

This amount of 63,696.27 euros before tax (or 76,435.53 euros including tax to date) corresponds to the following provisional breakdown:

o	Common service charges: 6,000 euros before tax (7,200 euros including tax to date); Property tax, TEOM and direct tax management charges: 45,600 euros before tax (54,720 euros including tax to date);
o	Technical management services (to be revalued in accordance with rent-setting method defined in article 5 above, once the index has been published): 12,096.27 euros excluding VAT (i.e. 14,515.53 euros including VAT to date).

In the event of a rise or fall in the VAT rate, these amounts will be increased or reduced accordingly.

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In addition, these provisions may be readjusted each year by the LESSOR in the light of the amounts actually charged to the LESSEE for the previous year.

9.    Supplementary benefits

The LESSOR has developed specific skills in real estate-related services, covering both the administrative and operational management of real estate projects (communication, works supervision, technical management, extensions, administrative procedures, invoicing of rents and charges, etc.) and the study of business location projects.

The nature and financial terms of these services will be set out in a special agreement to be drawn up by mutual agreement between the parties.

10.    Resolutory clause

It is expressly agreed that in the event of non-payment of a single term on its due date, or in the event of non-fulfillment of a single clause of the lease, and one month after a simple summons to pay or a summons to perform, reminding the LESSOR of the present clause and remaining unsuccessful, the present lease will be terminated by operation of law at the LESSOR’s discretion, without the need to bring any legal action. In this event, as in the event of termination any reason attributable to the LESSEE, the latter shall owe the LESSOR a sum corresponding to three months’ rent initial damages; this sum shall be deducted from the security deposit, if applicable.

In the event that the LESSEE or any occupant on his behalf refuses to vacate the premises, eviction may be carried out without delay, by a summary order issued by the President of the Judicial Court of the location of the property.

11.    Declarations

Declarations by LESSOR and LESSEE :

The LESSOR declares :

●that he is not under any contractual or legal restriction on his right to enter into the present commercial lease renewal.
●that, to the best of its knowledge, the leased property is not the subject of any current expropriation measure, that the property is not located in a renovation zone and, more generally, that current urban planning measure is likely to call into question the enjoyment resulting from the present lease.
●that he has not been served with any real estate seizure order or other order concerning the leased property.

The LESSEE declares :

●that he is not under any contractual or legal restriction on his right to enter into the present commercial lease renewal.
●that it is not and has never been under safeguard, receivership or compulsory liquidation proceedings, and that it is not in a state of suspension of payments.

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Declaration concerning asbestos

The LESSOR declares and guarantees that, in accordance with decree no. 96-97 of February 07, 1996, modified by decree no. 97-855 of September 12, 1997, concerning protection of the population against health risks related to exposure to asbestos in built-up buildings:

●a search for asbestos in the leased building was carried out,

●and that these investigations have not revealed presence asbestos other than that mentioned in the attached inspection report (APPENDIX 4).

Risks and pollution

In application of articles L.125-5 and R.125-26 of the French Environment Code, the LESSOR declares that the leased premises are part of a building that is not located within the perimeter of an approved natural, mining or technological risk prevention plan, nor in a soil information area.

Pursuant to articles L.125-5 and R.125-26 of the French Environment Code, the LESSOR declares that the leased premises are part of a building located in a level 2 (low) seismicity zone.

The LESSOR informs the LESSEE that the property is located in zone 1 (low radon potential zone).

In order to establish this, the LESSOR attaches to these presents a statement of risks and pollution established less than six months ago, which the LESSEE acknowledges having taken cognizance of prior to the entry into force of these presents (APPENDIX 5).

In addition, the LESSOR declares that the leased premises are part of a building which has not suffered any loss, giving rise to the payment of compensation pursuant to articles L.125-2 or L.128-2 of the Insurance Code, as a result of a natural, mining or technological disaster.

Energy performance diagnostics

Attached hereto is the energy performance diagnosis required by current legislation, which the LESSEE expressly acknowledges having read (APPENDIX 6).

Termites

The LESSOR declares that in accordance with articles L.126-4, L.126-6, L.126-24, L.131-3 and L.183-18 of the French Construction and Housing Code

o	the building in which the leased premises are located is not included in an area classified by prefectoral decree as contaminated or likely to be infested by termites;
o	that it has no knowledge of the presence of such insects either now or in the past.

It specifies that, in accordance with the provisions of article L.126-4 of the Code de la construction et de l’habitation, the LESSEE who notices the presence of termites during the course of the lease must make a declaration to the Town Hall and inform the LESSOR of this declaration.

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Merula

The LESSOR declares that, in accordance with articles L.126-5 and L.131-3 of  French Construction and Housing Code :

o	the building in which the leased premises are located is not included in an area classified by prefectoral decree as contaminated or likely to be contaminated by merula; that he has no knowledge of the presence of such fungus either now or in the past.

It specifies that, in accordance with  provisions of article L.126-5 of the Code de la Construction et de l’Habitation, the LESSEE who observes the presence merula during the lease must make a declaration to the Town Hall and inform the LESSOR of this declaration.

“Tertiary Decree

Article L. 174-1 of the French Construction and Housing Code (Code de la construction et de l’habitation) requires the implementation of measures to reduce end-use energy consumption in existing commercial buildings, as defined in Article R. 174-22 of the same code, in order to achieve a reduction in end-use energy consumption for all buildings subject to the obligation of at least 40% by 2030, 50% by 2040 and by 2050, compared with 2010 levels.

It also sets out an obligation to declare on the OPERAT digital platform for collecting and energy consumption in the tertiary sector, the information specified article R. 174-27, namely:

-The tertiary activity or activities carried out there;

-Building area ;

-Annual energy consumption by type of energy ;

-The reference year and associated reference consumption, by energy type, with corresponding supporting documents;

-Usage intensity for hosted activities ;

-Modulations ;

-Accounting for final energy consumption linked to recharging electric or plug-in hybrid vehicles.

Every year from 2022 onwards, data for the previous year will be transmitted by September 30 at the latest.

If a tertiary activity within the building, part of a building or group of buildings subject to the obligation ceases, the reference consumption is kept on the digital platform until such time as a tertiary activity resumes.

In order to comply with legislative and regulatory obligations, the LESSEE undertakes to provide the LESSOR, in a timely manner, throughout term of the lease, with a copy of the invoices sent to it by its energy supplier, as well as any other information in its possession, in order to enable the LESSOR or the company it has appointed this purpose, to update the energy performance file.

The LESSOR, or the company he has appointed for this purpose, will make declarations on the OPERAT digital platform of building elements and energy consumption. The LESSEE is informed that, at present, the company appointed by the LESSOR is the office THERMICONSEIL, with the support of the AVOB connected platform. A copy of the THERMICONSEIL intervention mandate provided to the LESSOR by the LESSEE, duly completed, is appended hereto (APPENDIX 7).

The Parties agree to cooperate, whenever necessary or useful, in the implementation of measures

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and work of any kind intended to improve the technical characteristics, energy performance and environmental qualities of the building and premises, and to communicate to each other all information useful for this purpose, in particular relating to the energy consumption of the leased premises. For the application of these regulations, the parties agree that any work to be carried out under article 606 of the French Civil Code will be the responsibility of the LESSOR, all other work being the responsibility of the LESSEE. The LESSEE will allow the LESSOR access to the leased premises in order to carry out, if necessary, any energy performance improvement work for which the LESSOR is responsible.

Within this framework, the Parties undertake to hold regular meetings, at least once a year, to draw up an energy and environmental report on the building and the leased premises, including, appropriate, an action plan of measures to be taken to improve performance. At the end of each consultation meeting, the energy performance will be updated to take account of the assessments and actions resulting from previous consultation meetings.

The Parties will make their best efforts to facilitate the organization and holding of consultation meetings at the intervals indicated.

Should the business evolve, new targets would have to be taken into consideration, with the targeted reduction in consumption based on an initial reference consumption level.

Tax return

In accordance with article 260 of the French General Tax Code, the LESSOR confirms his option for the present lease to be subject value added , and the LESSEE undertakes pay the LESSOR, in addition to the rent fixed exclusive of tax, and at  time of payment of each term of this rent, the amount of this tax.

This option will be confirmed by a letter sent to the Tax authorities.

12.    Recording

The parties hereby request the registration of the present agreement, with the corresponding fees,  the amount of 25 euros, to be paid by the LESSEE.

13.    Fees

The LESSEE shall bear the costs and fees of the present agreement and its consequences, and undertakes to do so. The LESSEE shall reimburse the LESSOR a share equal to €1,750 exclusive of tax of the fees for drafting the present document.

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14.    Election of domicile

For the execution of the present contract, the parties elect domicile at their respective registered offices, as indicated at the head of the present contract.

15.    Electronic signature

The Parties irrevocably agree to proceed with an electronic signature of the present deed through the Docusign secure IT platform and accept that the electronically signed copy of the present deed :

o	constitutes the original of the document concerned; or is perfectly valid between them;
o	be admitted as evidence within meaning of article 1367 of the Civil Code;
o	has the same evidential value as a paper document, in accordance with article 1366 of the French Civil Code
o	and can be validly opposed to them.

Each of the Parties acknowledges that the electronic signature solution offered by the Docusign platform corresponds to a sufficient degree of reliability to identify the signatories and to guarantee the link between each signature and the present deed.

The parties therefore undertake not to contest the admissibility, enforceability or probative value of this deed in electronic form.

The parties have communicated to the drafter the following e-mail addresses for  purposes of electronic signature:

MAISON ANTOINE BAUD:	n.brossier@mab-immobilier.com

EDAP TMS FRANCE	fpech@edap-tms.com
(mobile no.: 06.65.83.64.80)

Each party may download a copy signed by all parties as the original. It is the responsibility of party wishing to preserve the document’s probative value over time to register the downloaded document with a service provider approved for this purpose.

*

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THE LESSOR MAISON ANTOINE BAUD Mr Nicolas BROSSIER	November 26, 2024 1 15:05	T
THE LICENSEE EDAP TMS FRANCE Mr Frédéric PECH	November 26, 2024 1 03:57

APPENDICES:

1.	Power of attorney
2.	Map of leased premises
3.	SEPA direct debit mandate
4.	Asbestos diagnosis
5.	Risks and pollution
6.	Energy performance diagnostics
7.	THERMICONSEIL mandate

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